Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8, No. 333-00000) of Cantel Medical Corp. (the “Company”), for the registration of 700,000 shares of its common stock pertaining to the 2006 Equity Incentive Plan, of our reports dated October 8, 2008, with respect to the consolidated financial statements and schedule of the Company and the effectiveness of internal control over financial reporting of the Company, included in its Annual Report (Form 10-K) for the year ended July 31, 2008 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey

January 29, 2009